FOR IMMEDIATE RELEASE

Tribune Publishing Co. Appoints Michael F. Rooney
To Newly Created Position of Chief Revenue Officer

CHICAGO, Nov. 3, 2014 - Tribune Publishing Company today announced it has appointed Michael F. Rooney to the newly created position of Executive Vice President & Chief Revenue Officer. Rooney, an accomplished senior sales and operating executive, is the former Chief Revenue Officer for The Wall Street Journal, where he oversaw all revenue generation activities across print, digital and other platforms. Rooney, who begins his new role on November 10, will report to Tribune Publishing CEO Jack Griffin and will be based at Tribune Publishing’s New York City offices.

“We are privileged to have someone of Michael’s expertise and stature join the Company as our first-ever Chief Revenue Officer,” Griffin said. “Michael is a proven and well-recognized leader with a significant track record of helping companies diversify their portfolio and grow their revenue base. He will be an integral member of the Tribune Publishing leadership team and will work closely with me and with the leaders at each of our brands to grow our offerings for the benefit of our local and national marketing partners.”

Rooney will have direct oversight of all Tribune Publishing national sales and marketing activities, including: Tribune 365, the Company’s national sales unit for print and digital advertising; 435Digital, the Company’s recently launched digital marketing services unit; MediaWorks, the Company’s pre-print marketing and operations unit, and Tribune Publishing’s digital marketplaces in verticals such as automotive and recruitment.

“The new Tribune Publishing Company has tremendous print and digital assets that are vital to the communities they serve,” Rooney said. “I look forward to demonstrating to the ad community the strength of our customers’ commitment to quality journalism and our audience’s unparalleled buying power.”

Rooney most recently served as Chief Revenue Officer for The Wall Street Journal, where he oversaw a portfolio of $850 million and significantly grew digital revenue. Prior to The Wall Street Journal, Rooney served in numerous sales positions at ESPN’s print, outdoor, television and digital units, and is credited with launching ESPN the Magazine to immediate success, diversifying the company’s advertising platforms, and integrating the brand’s significant TV, print and digital sales forces.

He has also held extensive leadership positions at Times-Mirror Magazines, where he was Publisher of Field & Stream and Outdoor Life; at Disney Publishing, where he resurrected Discover Magazine and served as its Publisher, and at Rodale Press, where he launched Men’s Health Magazine and served as its Publisher.

He earned a bachelor’s degree from Boston College and lives in suburban New York.

About Tribune Publishing
Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company's diverse portfolio of iconic news and information brands includes 10 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy and El Sentinel, making Tribune Publishing the country's largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.